Exhibit 99.1

MAYOR’S JEWELERS, INC. REPORTS

FIRST FISCAL QUARTER RESULTS FOR 2005;

STRONG IMPROVEMENT IN SALES AND BOTTOM LINE RESULTS NOTED

SUNRISE, FL. August 8, 2005 /BUSINESS WIRE/ — Mayor’s Jewelers, Inc. (the “Company” or “Mayor’s”) (AMEX:MYR), which operates 28 luxury jewelry stores in Florida and Georgia, reported results for its first fiscal quarter ended June 25, 2005, which were notably improved in comparison to the previous year’s first fiscal quarter results.

Net sales increased 11.7% to $32.5 million for the first fiscal quarter, which included the thirteen weeks ended June 25, 2005, compared to $29.1 million for the prior year’s first fiscal quarter, which included the thirteen weeks ended June 26, 2004. Comparable store sales for this year’s first fiscal quarter increased 11.5% from last year’s first fiscal quarter. The increase in comparable store sales was primarily driven by an increase in the Company’s average sale, an increase in high-end sales, and strong results from annual marketing initiatives such as the spring catalog. Gross profit for the current first fiscal quarter was $14.4 million or 44.3% of net sales, compared to $12.2 million or 41.7% of net sales during the prior year’s first fiscal quarter. The increase in gross margin (gross profit as a percentage of net sales) was due in substantial part to the successful execution of merchandising and retail strategies.

Net loss for the current first fiscal quarter decreased 72.1% to ($689,000) as compared to a net loss of approximately ($2.5) million for the first fiscal quarter of the previous year. Loss per share for the first fiscal quarter of the current year was ($0.03) as compared to ($0.07) in the first fiscal quarter of the prior year.

Commenting on the results, Thomas A. Andruskevich, Chairman, President and Chief Executive Officer of the Company, said, “We are extremely pleased with the Company’s performance for the first fiscal quarter. Mayor’s momentum continues to be strong and these tangible results demonstrate the successful execution of our key strategies, including effective merchandising, marketing and retail initiatives, as well as the optimization of organizational synergies and business processes. We are optimistic about the state of our business based on these results and will continue to pursue strategic programs that will further strengthen our brand and our financial results.”

Mayor’s is a leading luxury retail jeweler serving Florida and Greater Atlanta. The Company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Additional information can be found on Mayor’s Web site, www.mayors.com.

This press release contains certain “forward-looking” statements concerning expectations for sales, margins and earnings (loss), financing needs or plans, success of the Company’s merchandising, marketing and retail initiatives, and continued growth. Actual results might differ materially from those projected in the forward-looking statements based on risk factors, including the success of the Company’s marketing initiatives, the Company’s ability to have a successful customer service program, the successful resolution of the informal investigation by the Securities and Exchange Commission previously disclosed by the Company, the successful completion of the proposed transaction between the Company and Henry Birks & Sons Inc., the Company’s controlling stockholder, the Company’s ability to attract and retain its key personnel and the Company’s ability to increase sales and keep costs low.

Information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2004 Annual Report and in Form 10-K, 10-K/A, 10-Q, 10-Q/A and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

CONTACT: Barbara Goldberg/Sandra Fine; O’Connell & Goldberg Public Relations; 954-964-9098

bgoldberg@oconnellgoldberg.com; sfine@oconnellgoldberg.com

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED

(Amounts shown in thousands except share and per share data)

	June 25, 2005	March 26, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,436	$1,220
Accounts receivable (net of allowance for doubtful accounts of $878 and $962, at June 25, 2005 and March 26, 2005, respectively)	5,587	6,936
Inventories	84,120	80,439
Other current assets	596	632

Total current assets	91,739	89,227

Property, net	12,813	13,143
Other assets	234	416

Total non-current assets	13,047	13,559

Total assets	$104,786	$102,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$18,201	$13,139
Accrued expenses	5,183	6,786
Credit facility	34,151	33,501

Total current liabilities	57,535	53,426

Term loan	11,668	12,668
Other long term liabilities	2,507	2,401

Total long term liabilities	14,175	15,069

Stockholders’ Equity:
Series A-1 convertible preferred stock, $.001 par value, 15,050 shares authorized, issued and outstanding at June 25, 2005 and March 26, 2005, liquidation value of $15,050,000	—	—
Common stock, $.0001 par value, 50,000,000 shares authorized, 46,975,546 issued at June 25, 2005 and March 26, 2005	5	5
Additional paid-in capital	206,574	207,100
Accumulated deficit	(144,103)	(143,414)
Less: 9,983,954 shares of treasury stock, at cost	(29,400)	(29,400)

Total stockholders’ equity	33,076	34,291

Total liabilities and stockholders’ equity	$104,786	$102,786

MAYOR’S JEWELERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(Amounts shown in thousands except share and per share data)

	Thirteen Weeks Ended June 25, 2005	Thirteen Weeks Ended June 26, 2004
Net sales	$32,543	$29,138
Cost of sales	18,130	16,985

Gross profit	14,413	12,153

Selling, general and administrative expenses	13,306	12,680
Other charges (credit)	(79)	—
Depreciation and amortization	784	833

Total operating expenses	14,011	13,513

Operating income (loss)	402	(1,360)
Interest and other income	—	3
Interest and other financial costs	(1,091)	(1,115)

Loss from operations before income taxes	(689)	(2,472)
Income tax	—	—

Net loss	(689)	(2,472)
Preferred stock cumulative dividend	(301)	—

Net loss attributable to common stockholders	$(990)	$(2,472)

Weighted average shares outstanding, basic and diluted	36,991,592	36,961,307

Loss per share, basic and diluted	$(0.03)	$(0.07)